SECOND AMENDMENT TO
ETF DISTRIBUTION AGREEMENT

This second amendment ("Amendment") to the ETF Distribution Agreement (the "Agreement") dated as of November 25, 2022, by and between The RBB Fund Trust and Quasar Distributors, LLC (together, the "Parties") is effective as of 9.27.2024.

WHEREAS, the Parties desire to amend Exhibit A of the Agreement to reflect an updated Funds list; and,

WHEREAS, Section 8(b) of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

I.       Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.       Exhibit A of the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto.

3.       Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.       This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Wisconsin.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers.

THE RBB FUND TRUST		QUASAR DISTRIBUTORS, LLC

By:	/s/ James G. Shaw	By:	/s/ Teresa Cowan

Name:	James G. Shaw	Name:	/s/ Teresa Cowan

Title:	CFO/COO & Secretary	Title:	President

Date:	9/27/2024	Date:	9.27.24

EXHIBIT A

Series of The RBB Fund Trust

Tweedy, Browne Insider+ Value ETF

LRP Dynamic US Core ETF

First Eagle Global Equity ETF

First Eagle Overseas Equity ETF